                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            -----------------------

                                    FORM 8-K



                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                            -----------------------

         Date of Report (Date of earliest event reported): July 1, 1998



                             INLAND RESOURCES INC.
                         ----------------------------
            (Exact name of registrant as specified in its charter)



       Washington                   0-16487                    91-1307042
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(State of incorporation)      (Commission File No.)           (IRS Employer
                                                            Identification No.)


               410 17TH STREET, SUITE 700, DENVER, COLORADO  80202
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           (Address of principal execute offices, including zip code)


                              (303) 893-0102
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              (Registrant's telephone number, including area code)
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ITEM 5.   OTHER EVENTS
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        On July 1, 1998, Inland Resources Inc. ("Inland") entered into a Farmout
Agreement with Smith Management LLC ("Smith"), to be effective as of June 1, 1998, providing funds for Inland's anticipated drilling program in the Monument Butte Field during the remainder of 1998. The drilling program contemplates the drilling and completion of approximately 56 wells aggregating total expenditures of approximately $20,000,000 (including management fees to be earned by a subsidiary of Inland). Under the Farmout Agreement, Inland agreed to farmout to Smith 40-acre drillsites and Smith agreed to fund 100% of the drilling and completion costs for wells commenced prior to October 1, 1998 and 70% for wells commenced after September 30, 1998. Smith agreed to take production proceeds payments, at Inland's option, either in cash or in shares of common stock of Inland priced at a 10% discount of the average bid side of the closing price for each trading day during the month to which the payment relates. The Farmout Agreement provides that Smith will reconvey all of the drillsites to Inland once Smith has recovered from production an amount equal to 100% of its expenditures, including management fees and severance and production taxes, plus an additional sum equal to 18% per annum on such expended sums.

        The Farmout Agreement with Smith satisfies Inland's obligation to its senior lenders to obtain a capital infusion of at least $15 million under its existing senior credit facilities.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS
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          (c)  Exhibits - The following exhibit is filed herewith:

               10.1 Farmout Agreement between Inland Resources Inc. and Smith
                    Management LLC dated effective as of June 1, 1998.


                                   SIGNATURES
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     Pursuant to the requirements of the Securities Exchange Act of 1934, the
Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 8, 1998
                                    INLAND RESOURCES INC.

                                    By:  /s/ Michael J. Stevens
                                         ------------------------------------
                                         Michael J. Stevens, Vice President

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